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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements
No. 333-46434 and 333-45373 of PHH Corporation (a wholly-owned subsidiary of Cendant Corporation) on Form S-3 of our report dated February 7, 2002
(February 21, 2002 as to Note 19), which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for interest income and impairment of beneficial interests in securitization transactions and the accounting for derivative instruments and hedging activities, appearing in this Annual Report on Form 10-K of PHH Corporation for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 28, 2002